Exhibit 10.12

FORM OF ROLLOVER OPTION AGREEMENT

THIS AGREEMENT (the “Agreement”), is made effective as of the      day of                 ,         , (hereinafter called the “Effective Date”) between 6922767 Holding (Cayman) Inc. (hereinafter called the “Company”), and                      (hereinafter called the “Participant”)

RECITALS:

WHEREAS, the Company has adopted the 6922767 Holding (Cayman) Inc. Share Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the option provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.	Grant of the Option. The Committee hereby grants to the Participant options (each, an “Option”), each such Option providing the Participant the right and option to purchase, on the terms and conditions hereinafter set forth, one (1) Ordinary B Share.

2.	Exercise Price. The purchase price for the issue of the Ordinary B Share issuable under each Option shall be U.S.$ (which shall be at least the par value per Ordinary B Share), subject to the conditions as set forth in Section 6 of the Plan, and subject to adjustment as set forth in Section10 of the Plan.

3.	Vesting. Each Option shall be fully vested on the date of grant.

4.	Termination of Employment. Where the Participant is Terminated, each Option shall be exercisable or cancelled, as applicable, in accordance with this Section 4:

(a)	Notwithstanding Section 8(a)(ii) of the Plan, if the Participant (1) is Terminated for Cause or (2) is Terminated Without Cause or Terminates due to Retirement Prior to a Change in Control (where, in the case of clause (2), such Participant is employed by, contracts or consults with a Competitor of the Company or any of its Affiliates at any time during the one (1) year period following the Date of Termination), vested Options granted pursuant to this Agreement and held by such Participant shall be cancelled 30 days following the Date of Termination.

(b)	If the Participant is Terminated due to Disability or because of death, the Participant (or, in the case of the death of a Participant, the Participant’s legal representative or estate) will have the right to surrender to the Company each Option for a cash amount equal to the excess, if any, of the Fair Market Value of an Ordinary B Share as of such date less the Exercise Price for the Option.

5.	Exercise of Option.

(a)	Exercise Period. Subject to the provisions of the Plan and Section 4 of this Agreement, each Option granted hereunder shall be exercisable, from time to time, within the period commencing on the date of grant of the Option and ending on the earlier of:

(i)	the occurrence of the Final Exit Event; and

(ii)	(“Expiry Date”).

(b)	Exercise of Option.

(i)	Except as otherwise provided in the Plan, each Option may be exercised for one (1) Ordinary B Share. The Participant may exercise an Option by delivering to the Committee a written notice accompanied by a certified cheque or bank draft payable to the Company in the amount of the Exercise Price for such Ordinary B Share, and where the Participant has not already done so, the Participant has executed such documentation (as specified by the Committee) agreeing to be bound by the Management Shareholders’ Agreement. For purposes of this Section 5(b), the exercise date of each Option shall be the later of the date a notice of exercise is received by the Committee and, if applicable, the date payment is received by the Committee pursuant to the foregoing. Ordinary B Shares issued pursuant to the exercise of the Options, will be subject to the terms of the Articles.

(ii)	Unless the Board otherwise agrees, the Company (or such Affiliate that may employ the Participant) and the Participant, if resident in the United Kingdom, must enter on or before the date of exercise of each Option, into an election for the purposes of Section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 on exercise of such Option (under which employees elect to be taxed on full market value of an Ordinary B Shares on receipt). Such election, where applicable, shall be in a form determined by the Committee.

6.	Withholding. The Committee may require a Participant, as a condition to exercise of an Option, to pay to the Company or an Affiliate and the Company or an Affiliate shall have the right and is hereby authorized to withhold, any applicable withholding taxes or other required source deductions in respect of any Option, its exercise or any payment or transfer under or with respect to such Option and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes or other required source deductions.

7.	Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of the Committee and to the Participant at the address appearing in the personnel records of the Company or its Affiliates for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

8.	Governing Law. This Agreement, the Plan and any other agreements or other documents relating to the Plan shall be interpreted and construed in accordance with the laws of the State of New York, United States of America.

9.	Options Subject to Plan, Management Shareholders’ Agreement and Articles. By entering into this Agreement the Participant acknowledges that the Participant has received and read a copy of the Plan, the Articles and the Management Shareholders’ Agreement and the Participant agrees to be bound by the terms of this Agreement, the Articles, the Management Shareholders’ Agreement and the Plan including, without limitation, the covenants contained in Section 15 of the Plan relating to confidential information, non-solicitation and covenants not to compete. The Participant further acknowledges that the Participant may have executed a written contract of employment with the Company or an Affiliate thereof that contains provisions regarding non-solicitation and confidential information and covenants not to compete. Where the Participant has entered into such an employment agreement, the Participant acknowledges and agrees that such contract of employment was entered into for good and valuable consideration and that the provisions of that contract of employment relating to confidential information, non-solicitation and non-competition govern and prevail. Each Option is subject to the Plan, the Articles and the Management Shareholders’ Agreement. The terms and provisions of the Plan and the Management Shareholders’ Agreement as each may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan or the Management Shareholders’ Agreement, the applicable terms and provisions of the Plan or the Management Shareholders’ Agreement will govern and prevail. In the event of a conflict between any term or provision of the Plan and any term or provision of the Management Shareholders’ Agreement, the applicable terms and provisions of the Management Shareholders’ Agreement will govern and prevail.

10.	Non-Assignment and Transferability. Unless otherwise determined by the Committee in writing or otherwise provided in the Management Shareholders’ Agreement, or in any securities pledge agreement in a form approved by the Company or an Affiliate of the Company, and otherwise than by will or by the laws of descent and distribution, neither an Option nor any other rights or interests of the Participant under the Plan shall be given as security or assigned or alienated by any Person nor shall an Option or any portion of the Ordinary B Share that may be issued pursuant to the Plan be subject to attachment, charge, anticipation, execution, garnishment, sequestration or other seizure under any legal or other process.

11.	Amendment. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall materially adversely affect the rights of the Participant hereunder without the consent of the Participant; provided, however, that the Committee may amend this Agreement in such manner as it deems necessary to meet the requirements of applicable laws.

12.	Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

6922767 HOLDING (CAYMAN) INC.

By:

Agreed and acknowledged as of the date first above written: